Exhibit 10.3

GRANTEE NON-COMPETITION AGREEMENT FOR RETIREES

This Grantee Non-Competition Agreement (the “Agreement”) is hereby entered into by and between Basic Energy Services, Inc. (the “Company”) and KENNETH V. HUSEMAN (the “Grantee”) effective as of the Retirement Date (as defined below).

RECITALS

WHEREAS, the Grantee has been an employee of the Company or its subsidiaries; and

WHEREAS, the Grantee is retiring, or announced his or her intention to retire, or has retired from employment with the Company or its subsidiaries at the close of business on the  30th     day of September, 2013 (the “Retirement Date”); and

WHEREAS, pursuant to the terms of the Fifth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan, as amended (the “Plan”), Grantee is being granted concurrent with the execution of this Agreement 300,807 shares (subject to netting for minimum withholding taxes, as may be applicable) of restricted common stock of the Company pursuant to that certain Grant Agreement (for Grantees Executing a Non-Competition Agreement for Retirees) dated September 30, 2013 (the “Retiree Grant Agreement”); and

WHEREAS, prior restricted stock grant agreement(s) entered into by the Company and Grantee under the Plan provide that all unvested shares of restricted common stock of the Company granted to Grantee prior to Grantee’s Retirement Date shall be forfeited upon Grantee’s retirement, but may be reissued to Grantee upon, and as partial consideration for, Grantee’s execution and delivery of this Agreement; and

WHEREAS, it is intended by the Company that the restricted stock issued to Grantee pursuant to the Retiree Grant Agreement constitute the reissuance of a number of unvested shares previously issued to Grantee that will be forfeited by Grantee, concurrent with the issuance of shares of restricted stock under this Agreement, on the Retirement Date; and

WHEREAS, Grantee has elected to execute and deliver this Agreement in connection with, and as consideration for, the issuance of such restricted common stock of the Company pursuant to the Retiree Grant Agreement;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.Non-Competition Agreement.

(a)Grantee recognizes (i) that the Company’s willingness to enter into this Agreement is based in material part on Grantee’s agreement to the provisions of this paragraph 1 and (ii) that Grantee’s breach of the provisions of this paragraph 1 could

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees

materially damage the Company.  Subject to the further provisions of this Agreement, and in consideration of the Company’s agreement to reissue under the Retiree Grant Agreement those unvested shares of restricted common stock of the Company that will be or have been forfeited upon Grantee’s retirement, Grantee will not, until March 15, 2017 (which date is based on the latest “Final Vesting Date” for the reissued shares of restricted common stock of the Company) for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(i)engage, as an officer, director, shareholder, owner, partner, joint venturer, or in any capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in direct competition with the business of the Companies, including but not limited to Well Servicing; Fluid Services; Pumping Services; Coil Tubing; Rental/Fishing Tools and Services; Contract Drilling; Wireline Services; Snubbing Services; Well Site Construction; or Well Servicing Equipment Manufacturing, Service, and Sales (collectively, the “Businesses”) in any county in the United States, or in any province in Canada, or otherwise within one hundred fifty (150) miles of any place where the Company or any of its subsidiaries or affiliates (collectively the “Companies”) are conducting any business as of the date of termination of Grantee’s employment relationship or have conducted any business 12 months prior to the date of such termination (the “Territory”);

(ii)call upon any person who is, at that time, an employee of any of the Companies for the purpose, or with the intent, of enticing such employee away from or out of the employ of any of the Companies;

(iii)call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies within the Territory for the purpose of soliciting or selling products or services which are provided by or dealt in by any of the Companies within the Territory;

(iv)call upon any prospective acquisition candidate, on Grantee’s own behalf or on behalf of any competitor, which candidate was, to Grantee’s knowledge after due inquiry, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

(v)disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies have in the past disclosed such information to the public for valid business reasons.

(b)Grantee agrees that, in the event of breach by him of any of the foregoing covenants and agreements, Grantee automatically, and immediately, forfeits any and all unvested shares of common stock of the Company issued under the Retiree Grant Agreement that are unvested as of the date of such breach.

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees

(c) Subject to the terms and provisions of this Agreement, Grantee and Company agree that such unvested shares of restricted common stock of the Company that are reissued to Grantee pursuant to the Retiree Grant Agreement shall be governed by the terms of the Retiree Grant Agreement.

(d)The covenants in this paragraph 1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e)All of the covenants in this paragraph 1 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period (subject to the further provisions of this Agreement) from the Retirement Date until March 15, 2017 (the date stated at the beginning of this paragraph 1), during which the agreements and covenants of Grantee made in this paragraph 1 shall be effective, shall be extended by adding to such period any time during which Grantee is in violation of any provision of this paragraph 1.

(f)The Company and Grantee hereby agree that the covenants in this paragraph 1 are a material and substantial part of this Agreement.

2.Confidentiality.

(a)Company has provided Grantee with Confidential Information, and Grantee agrees that all Confidential Information of the Company is a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors.  Grantee further acknowledges and agrees that Grantee owes the Company a continuing duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b)Grantee agrees to hold all Confidential Information in strict confidence and shall not use any Confidential Information except for the benefit of the Company.  Grantee shall not, at any time, disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the President of the Company, or permit or instruct any other person to do so.  Grantee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees

the Confidential Information is stored).  This Agreement applies to all Confidential Information, whether now known or later to become known to Grantee.

(c)Grantee agrees to promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material, or any copies thereof.  By signing this Agreement, Grantee certifies to the Company in writing that all such materials in his possession, custody, or control have been returned.

(d)As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by, or for, the Companies (whether or not owned or developed by the Companies and whether or not developed by Grantee) that is not generally known to the public.  Confidential Information includes, but is not limited to, the Companies’ trade secrets, information that the Companies have marked as confidential or have otherwise described to Grantee (either in writing or orally) as confidential, information concerning products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts, business records and plans, personnel files, financial information, information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property, technical specifications, proprietary information belonging to the Companies, computer hardware or software manuals, training or instruction manuals, and data and computer system passwords and user codes.

3.Inventions.  Grantee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which were conceived or made by Grantee, solely or jointly with another, during the period of his employment with the Company, or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of the Company and which Grantee conceived as a result of his employment by the Company.  Grantee hereby assigns and agrees to assign all of his interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Grantee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

4.Complete Agreement. This Agreement, together with the Retiree Grant Agreement (which is subject to the terms of the Plan), constitute the entire agreements of the parties with respect to the subject matter of this Agreement.  Otherwise, there are no written or oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement, and this written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Grantee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Grantee, and no term of this

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees

Agreement may be waived except by writing signed by the party waiving the benefit of such term.  Without limiting the generality of the foregoing, either party’s failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

5.Notice. Whenever any notice is required hereunder, it shall be given in writing addressed to Grantee and Company at the addresses set forth below their signatures to this Agreement.  Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

6.Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of, the Agreement, or of any part hereof.

7.Governing Law and Venue.  This Agreement shall in all respects be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to choice of law principals thereof.  Any dispute concerning this agreement shall be resolved solely and exclusively in Tarrant County, Texas.

8.Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Retirement Date.

Basic Energy Services, Inc.

By:	/s/ James E. Tyner
Name:	James E. Tyner
Title:	Vice President, Human Resources
Address:	Basic Energy Services
801 Cherry Street, Suite 2100
Fort Worth, TX 76102

GRANTEE

Signature:	/s/ Kenneth V. Huseman
Print Name:	Kenneth V. Huseman

Huseman, Kenneth V. - Grantee Non-Competition Agreement For Retirees